Exhibit 23.1

Consent  of  Independent  Registered  Public  Accounting  Firm
We consent to the incorporation by reference in Registration Statement No. 333-38722 on Form S-3 and Registration Nos. 333-39822 and 333-42356 on Form S-8 of our reports dated March 21, 2005, relating to the consolidated financial statements of Green Mountain Power Corporation, and management's report on the effectiveness of internal control over financial reporting (which expresses an unqualified opinion on management's assessment and an adverse opinion on the effectiveness of the Company's internal control over financial reporting because of a material weakness), appearing in this Annual Report on Form 10-K of Green Mountain Power Corporation for the year ended December 31, 2004.


/s/DELOITTE  &  TOUCHE  LLP
Boston,  Massachusetts
March  21,  2005